Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

FIRST QUARTER 2009 RESULTS, REAFFIRMS 2009 EPS GUIDANCE AND ANNOUNCES CLOSING OF ITS LIFE & ANNUITY REINSURANCE TRANSACTION

Rye Brook, NY — April 29, 2009 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended March 31, 2009.

First Quarter 2009 Highlights

•                  Net loss was $13.1 million, or $0.16 per share, including after-tax net realized losses of $4.7 million, or $0.06 per share.

•                  Revenues increased 11% to $1.4 billion.

Reaffirm 2009 EPS Guidance

•                  Earnings per share of $1.47 to $1.57, excluding realized gains and losses.

First Quarter 2009 Compared to First Quarter 2008

Universal American’s net loss for the first quarter of 2009, excluding net realized losses, was $8.4 million, or $0.10 per share, compared to a net loss of $16.7 million or $0.18 per share, excluding net realized losses, in the first quarter of 2008. Reported net loss was $13.1 million, or $0.16 per share, which includes $4.7 million, or $0.06 per share, after-tax, of net realized losses. This compares to a reported net loss of $46.0 million, or $0.50 per share, in the first quarter of 2008, which included net realized losses of $29.3 million after-tax, or $0.32 per share.

Total revenues for the first quarter of 2009 increased 11.2% to $1.4 billion, as compared to the first quarter of 2008.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “We are pleased with our performance in the first quarter of 2009 especially in our core Medicare Advantage and Part D businesses. Our value proposition to members combined with operational improvements gives us confidence that we are well positioned to prosper in the new legislative and regulatory environment.

“We continued to show growth in membership and profitability in our network Medicare Advantage products, further demonstrating the success of our Healthy CollaborationSM model in which we work closely with physicians and members to promote better health outcomes and control medical costs. Despite slightly lower than expected membership in our Private Fee for Service plans, our results improved due to lower benefit ratios and lower expenses.  We continue to implement our plans to prepare for the changes that we know about and those that we anticipate. We enter the 2010 bidding season with favorable risk management results and we are continuing to build our network footprint through the filing of PPO and HMO products in many of our core markets for 2010.

“Our Part D business also performed well in the first quarter on a seasonally adjusted basis, validating that we have put the issues of 2008 behind us. We showed notable improvements in all relevant financial metrics, giving us confidence in our forecast for 2009 and a sound basis for our 2010 bids.

“The closing of the life and annuity reinsurance transaction, which bolsters our already strong capital base, allows us to focus on our core businesses and absorb the capital losses that we have sustained. As a result of this transaction and the need to stay competitive in our core business, we have begun an enterprise-wide effort to reduce our overall operating costs.

“We are also pleased to have earned a place, for the first time, on the Fortune 500 list of America’s largest corporations. Over the past several years, Universal American has achieved rapid and profitable growth as a result of its dedication to provide valuable healthcare coverage to our nation’s older and disabled citizens.”

Medicare Advantage

Our Medicare Advantage segment revenue increased 14% to $646.2 million and pre-tax income increased to $46.2 million in the first quarter of 2009 compared to $0.4 million in the first quarter of 2008.  The improved results are due to higher membership revenue, better benefit ratios, and lower administrative costs. Our reported overall Medicare Advantage benefit ratio in the first quarter of 2009 was 80.8%.  Excluding items that relate to prior periods, such as prior period development and true-up of 2008 revenues, our benefit ratio was 83.0%.

Membership in our network based plans increased 16.8% year-over-year to approximately 62,500 as of March 31, 2009, including growth of 82.9% in the HMO expansion markets in Oklahoma, Wisconsin, and Dallas, TX.  As of March 31, 2009 our PFFS membership was approximately 173,000, a decline of 2.6% year-over-year as a result of higher than expected lapsation.

Medicare Part D

The results in our Part D business are predictive of favorable results for the year even though our pre-tax loss in Part D increased to $35.9 million in the first quarter of 2009 from the pre-tax loss of $29.6 million in the first quarter of 2008. Compared to last year, our revenues are 10% higher, which increases the loss in the first quarter but implies higher profits for the year, and our benefit and expense ratios are lower. In addition, we recorded $4 million of amortization in the first quarter of 2009 with the corresponding expense in 2008 not recorded until the second quarter. Our Part D results have become more seasonal as a result of the elimination of the other income that we generated from our interest in PDMS Management, our strategic joint venture with CVS/Caremark that was terminated at the end of 2008. Nevertheless, it is our expectation that the improvements in revenue, benefit ratio and expenses should offset the elimination of this income for the year 2009.  As of March 31, 2009, Universal American had approximately 1,280,000 members in the Community CCRxSM PDPs and 420,000 members in the Prescriba RxSM PDPs for a total of 1,700,000 Part D members.

Traditional Insurance

Traditional Insurance reported a larger than expected pre-tax loss of $15.5 million on $104.3 million of revenues.  This compares to pre-tax income of $1.0 million on $122.0 million of revenues in the first quarter of 2008.  The pre-tax loss is due to a decrease of $7.1 million of net investment income and an increase in the benefit ratio to 83.0% in the first quarter of 2009 from 77.1% in the first quarter of 2008.

Restructuring

On April 27, 2009, the Company closed the transaction to reinsure substantially all of its in-force life insurance and annuity business with Commonwealth Annuity and Life Insurance Company, a Goldman Sachs Group, Inc. (NYSE:GS) subsidiary.  The transaction generated an increase in statutory capital of approximately $60 million in Universal American’s insurance company entities and also reduced required capital by approximately $10 million.

As a result of this reinsurance transaction and our efforts to reduce costs throughout the enterprise, the Company expects to incur after-tax costs of approximately $5 million to $10 million during 2009.

Balance Sheet and Liquidity

Total assets were $3.6 billion as of March 31, 2009, compared with $3.9 billion at December 31, 2008. Total cash and investments were $1.5 billion at March 31, 2009, compared to $1.6 billion at December 31, 2008.  Total reserves for policyholder liabilities were $1.6 billion at March 31, 2009, down from $1.8 billion at December 31, 2008. Stockholders’ equity as of March 31, 2009 was essentially unchanged at $1.3 billion. Book value per share increased slightly to $15.66 per common share from $15.58 per common share, at December 31, 2008. The decreases in total assets and total cash and investments were primarily due to the net unrealized losses in the Company’s investments, share repurchases and the seasonal nature of our Part D plans.

As of March 31, 2009, our parent company had unregulated cash of $137 million and access to $150 million under our revolving credit agreement, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt, increased to 24.5% at March 31, 2009 from 24.1% at December 31, 2008 as a result of our seasonal operating results. For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Investment Portfolio

Universal American’s $1.5 billion portfolio of cash and invested assets is highly liquid, with $968 million, or 66%, invested in U.S. Government and agency securities.  The Company’s $471 million of cash and cash equivalents is primarily invested in U.S. Government money market funds. The fixed-income portfolio of $1.0 billion is characterized by strong credit quality with over 56% of the portfolio in securities rated AA or higher.  Approximately 98% of the portfolio is in investment grade securities.  A complete listing of our investment portfolio is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

In the first quarter of 2009, Universal American recognized pre-tax losses and impairments of $8.1 million on its investments, or 0.8% of the fixed-income investment portfolio, partially offset by $0.9 million of realized gains on normal course of business sales of investments. The write-downs consisted of other than temporary impairments of $4.4 million on subprime investments and $3.7 million on other structured securities. These holdings had a carrying value as of March 31, 2009 of $4.0 million, after impairments. The majority of the Company’s subprime holdings are in senior or senior-mezzanine level tranches, which have preferential liquidation characteristics and still have an average S&P equivalent rating of AA-.

At the closing of the life and annuity reinsurance transaction in April 2009, Universal American transferred approximately $456 million of short-term assets to the reinsurer.

Share Repurchase Program

Pursuant to share repurchase plans that have authorized the Company to repurchase up to $100 million of its stock, Universal American has repurchased 9.8 million shares of its stock at a total cost of $97.6 million as of April 28, 2009.  This includes 3.1 million shares repurchased for $25.8 million during 2009.  The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.

2009 Guidance

Universal American expects to earn approximately $1.47 to $1.57 per diluted share for 2009, excluding realized gains and losses on investments and certain one-time expenses and charges that we will incur as a result of the reinsurance of the life and annuity business and the rationalization of expenses throughout the enterprise.  The table below provides additional information relating to our guidance.

	Reported Quarter Ended	Guidance Range
	March 31, 2009	FY 2009
Diluted EPS (1)

EPS before net realized losses	$(0.10)	$1.47	$1.57
Net realized losses, after-tax	(0.06)	(0.06)	(0.06)
Reported EPS	$(0.16)	$1.41	$1.51

Revenues ($ in millions) (2)
Medicare Advantage	$646	$2,625	$2,675
Medicare Part D	616	1,940	2,040
Traditional Insurance	104	350	375
Other (3)	3	10	15
Total Revenues	$1,369	$4,925	$5,105

End of Period Membership
Medicare Advantage	235,500	235,000	255,000
Medicare Part D	1,700,000	1,600,000	1,700,000
Total	1,935,500	1,835,000	1,955,000

Medicare Advantage Benefit Ratio	80.8%	82.5%	85.0%

Notes:

(1) Reflects actual weighted average diluted shares outstanding of 83.0 million for the quarter ended March 31, 2009.  Guidance range assumes weighted average diluted shares outstanding of 82.0 million for full year 2009 and no additional share repurchases.

(2) Excluding realized gains and losses.

(3) Other reflects Senior Administrative Services, Corporate and eliminations.

Conference Call

Universal American will host a conference call at 9:00 a.m. Eastern Time on Thursday, April 30, 2009, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.UniversalAmerican.com under the heading “Investor Relations; Financial Reports”.

About Universal American Corp.

Universal American, through our family of healthcare companies, offers benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy Collaboration improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. You will find important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release, in Universal American’s quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K filed with the Securities and Exchange Commission, with particular reference to the information under the heading Risk Factors in these documents. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Consolidated Results

Direct and assumed premiums	$1,386.4	$1,444.3

Net premiums and policyholder fees	$1,349.1	$1,217.6
Net investment income	15.8	24.3
Other income	4.1	11.9
Net realized losses	(7.2)	(29.0)
Total revenues	1,361.8	1,224.8

Policyholder benefits	1,189.3	1,115.9
Interest credited to policyholders	4.3	4.1
Change in deferred acquisition costs	7.7	7.5
Amortization of present value of future profits	5.9	1.9
Commissions and general expenses, net of allowances	175.2	166.8
Total benefits and expenses	1,382.4	1,296.2

Loss before equity in earnings of unconsolidated subsidiary	(20.6)	(71.4)
Equity in earnings of unconsolidated subsidiary	0.1	16.1

Loss before income taxes	(20.5)	(55.3)

Provision for income taxes (1)	7.4	9.3

Net loss	$(13.1)	$(46.0)

Per Share Data (Diluted)
Net loss	$(0.16)	$(0.50)

Weighted Average Shares Outstanding	83.0	92.2

See following page for explanation of footnotes.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
Income (Loss) before Taxes by Segment	2009	2008

Medicare Advantage	$46.2	$0.4
Medicare Part D	(35.9)	(29.6)
Traditional Insurance	(15.5)	1.0
Senior Administrative Services	3.4	6.0

Corporate/Eliminations	(11.5)	(4.1)

Net realized losses	(7.2)	(29.0)

Loss before income taxes	$(20.5)	$(55.3)

BALANCE SHEET DATA	March 31, 2009	December 31, 2008
Total cash and investments	$1,461.9	$1,567.3
Total assets	$3,564.9	$3,870.7
Total policyholder related liabilities	$1,552.1	$1,760.9
Outstanding bank debt	$319.8	$320.6
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,286.1	$1,316.1
Book value per common share	$15.66	$15.58
Diluted weighted average shares outstanding-year to date	83.0	87.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,325.3	$1,352.5
Diluted book value per common share (excluding AOCI) * (2)	$15.96	$15.83
Debt to total capital ratio (excluding AOCI) * (3)	24.5%	24.1%

	Three Months Ended March 31,
	2009	2008
Loss, excluding net realized losses * (4)	$(8.4)	$(16.7)
Per share (diluted) – Income, excluding net realized losses * (4)	$(0.10)	$(0.18)

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

The effective tax rate for the quarter ended March 31, 2009 was 36.0% and was 16.8% for the same quarter of 2008. The effective tax rate for first quarter of 2008 includes establishment of a tax valuation allowance relating to net deferred tax assets of $10.4 million for subprime impairment. Excluding this valuation allowance, the effective tax rate was 35.7%.The valuation allowance was released in the second quarter of 2008.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4)	Income, excluding net realized losses is calculated as net income plus net realized losses (after-tax).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

	March 31, 2009	December 31, 2008
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$1,286.1	$1,316.1
Plus: Accumulated other comprehensive loss	39.2	36.4

Total stockholders’ equity (excluding AOCI)	$1,325.3	$1,352.5

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	March 31, 2009	December 31, 2008
Total stockholders’ equity	$1,286.1	$1,316.1
Proceeds from assumed exercises of vested options	5.6	8.7
	$1,291.7	$1,324.8
Diluted common shares outstanding	83.4	86.0

Diluted book value per common share	$15.49	$15.40

Total stockholders’ equity (excluding AOCI)	$1,325.3	$1,352.5
Proceeds from assumed exercises of vested options	5.6	8.7
	$1,330.9	$1,361.2
Diluted common shares outstanding	83.4	86.0

Diluted book value per common share (excluding AOCI)	$15.96	$15.83

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	March 31, 2009	December 31, 2008
Outstanding bank debt	$319.8	$320.6
Other long term debt	110.0	110.0
Total outstanding debt	$429.8	$430.6

Total stockholders’ equity	$1,286.1	$1,316.1
Outstanding bank debt	319.8	320.6
Other long term debt	110.0	110.0
Total Capital	$1,715.9	$1,746.7

Debt to total capital ratio	25.0%	24.7%

Total stockholders’ equity (excluding AOCI)	$1,325.3	$1,352.5
Total outstanding bank debt	319.8	320.6
Total outstanding trust preferred securities	110.0	110.0
Total Capital	$1,755.1	$1,783.1

Debt to total capital ratio (excluding AOCI)	24.5%	24.1%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Loss, excluding net realized losses	Three Months Ended March 31,
	2009	2008
Net loss	$(13.1)	$(46.0)
Net realized losses, after-tax	(4.7)	(29.3)
Loss, excluding net realized losses	$(8.4)	$(16.7)

Per share (diluted)
Net loss	$(0.16)	$(0.50)
Net realized losses, after-tax	(0.06)	(0.32)
Loss, excluding net realized losses	$(0.10)	$(0.18)

Universal American uses income, excluding net realized losses as a basis for evaluating operating results. We believe that realized gains and losses in our investment portfolio do not relate to the performance of Universal American’s core business operations.

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CONTACT:

- OR-

INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein	The Equity Group Inc.
Executive Vice President &	www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609